UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 3, 2007
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California 94177
(Address of principal executive offices, zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Energy Efficiency Rulemaking

On May 3, 2007, Pacific Gas and Electric Company (“Utility”) filed testimony with the California Public Utilities Commission (“CPUC”) in the energy efficiency rulemaking proceeding in response to the assigned commissioner’s March 26, 2007 order to re-open the record and hold evidentiary hearings on limited issues.  The March 26, 2007 order reversed a previous ruling to close the record.  The evidentiary hearings will primarily address the appropriate benchmark and methodologies to be used in establishing incentive mechanisms to reward or penalize the investor-owned utilities (“IOUs”) depending on the extent to which the IOUs successfully implement their 2006-2008 energy efficiency programs and meet the CPUC’s targets for reducing customers’ demand for electricity and natural gas.  In a new development, a new party, the California Large Energy Consumers Association representing industrial customers, filed testimony supporting the proposal of a party representing small consumers, The Utility Reform Network (“TURN”).

Under the incentive mechanisms proposed by the IOUs, the benchmark to establish the level of potential incentive earnings would be supply-side comparability, i.e., a level of incentives based on the earnings that could be expected from investment in new power and transmission projects.  Under the Utility’s proposed incentive mechanism, if the Utility achieved 80% to 100% of the CPUC’s demand reduction targets, 80% of the net present value of energy efficiency programs (i.e., the net benefits) would accrue to customers and 20% of the net benefits would accrue to shareholders.  If the Utility achieves savings in excess of 100% of the CPUC’s targets, the Utility’s shareholders would receive 30% of the additional net benefits attributable to the portion of demand reduction that exceeds 100% of the CPUC’s targets and the Utility’s customers would receive the remaining 70%. The Utility would not receive any additional incentive earnings for achieving more than 110% of the CPUC’s target.  Under this proposal, if the Utility achieved savings at 80% of the CPUC’s targets, the cumulative amount of potential pre-tax incentive earnings covering the three-year period would be approximately $141.2 million.  If the Utility achieved savings at 100% of the CPUC’s targets, the cumulative amount of potential pre-tax incentive earnings covering the three-year period would be approximately $222.5 million.  If the Utility achieved savings at 110% or more of the CPUC’s targets, the cumulative amount of potential pre-tax incentive earnings covering the three-year period would be a maximum of approximately $283.4 million.

Other parties have proposed that the IOUs begin earning incentives only when an IOU achieves between 85% and 100% of the CPUC’s energy savings targets set for that IOU.  Under the non-IOU proposals, incentive earnings range from only 1.5% to 6% of the net benefits, if the IOUs achieved 100% of their savings target.  Of the various proposals submitted, TURN proposes a mechanism that would result in the lowest earnings. TURN proposes that the IOUs receive 2% of the net benefits only if they achieved 100% of their savings target.  The IOUs would not receive any rewards for achieving savings below 100% of the target.  Under TURN’s proposal, if the Utility achieves 100% of the CPUC’s savings targets, the Utility would receive $21 million in cumulative pre-tax incentive earnings covering the three-year period.  TURN would allow the IOUs to retain 2.5% of the net benefits if they achieved 120% of their target.

All parties have proposed penalties for poor performance in achieving the CPUC’s targets.  The Utility has proposed that if it achieves less than 40% of the CPUC’s targets, the Utility would provide customers any shortfall between the revenues received in rates for energy efficiency and benefits obtained through the energy efficiency programs.  Other parties have proposed that penalties be imposed if the IOUs achieve less than 50% to less than 85% of the CPUC’s targets.  TURN has proposed that penalties would be incurred if the IOUs failed to achieve 85% of the CPUC’s targets.

Depending upon the ratemaking method adopted by the CPUC, actual shareholder incentives or penalties may not be realized for several years.  The Utility has proposed a process for earnings assessments and progress payments whereby 75% of earnings payments would be made in 2008 (for 2006 program activities), 75% in 2009 (for 2007 program activities) and 75% in 2010 (for 2008 program activities), with a final “true-up” relating to the remainder of payments that would also begin in 2010.

It is anticipated that the CPUC will issue a final decision on the adoption of a shareholder incentive and penalty mechanism in the second half of 2007.  PG&E Corporation and the Utility are unable to predict what incentive mechanism the CPUC may ultimately adopt and what impact the adopted mechanism may have on their financial condition and results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: May 4, 2007	By:	/s/Linda Y.H. Cheng
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: May 4, 2007	By:	/s/Linda Y.H. Cheng
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary